Civeo Reports Third Quarter 2019 Results

HOUSTON and CALGARY, October 25, 2019 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2019.
Highlights include:

•	Reported third quarter revenues of $148.2 million, net income of $4.5 million and operating cash flow of $23.6 million

•	Delivered third quarter Adjusted EBITDA of $36.2 million, up 62% year-over-year, and free cash flow of $20.3 million

•	Reduced leverage ratio from 4.26x as of June 30, 2019 to 3.52x as of September 30, 2019

•	Completed strategic acquisition of Action Industrial Catering (“Action”) on July 1, 2019, expanding the Company’s presence in both the Integrated Services and Western Australian markets

•
Completed an amendment and extension to its entire credit agreement to, among other things, extend the maturity date of the revolving commitments and term loan commitments for the majority of lenders by twelve months to November 30, 2021, and preferentially adjust the permitted leverage ratio to provide the Company more financial flexibility through the maturity of the agreement

•	Today announced contract extensions from two major customers in Australia with expected contracted revenues of approximately A$37 million

“The third quarter results demonstrated the diverse activity drivers and operating leverage of our lodge and village operations in our Canadian and Australian segments. In Australia, strong customer metallurgical coal margins continue to drive improved performance and growing contract coverage at our villages. We also benefited from the contributions of the recently completed Action acquisition. In British Columbia, our newly expanded Sitka Lodge is benefiting from LNG-related construction activity. Finally, we experienced strong seasonal turnaround and maintenance activity in the Canadian oil sands. The sequentially improved Adjusted EBITDA coupled with lower expansionary capital expenditures allowed us to reduce our aggregate leverage this quarter, as well as significantly reduce our leverage ratio. We were also very pleased to complete the amendment and extension to our credit agreement and appreciate the continued support of our key bank relationships as well as one new lender," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson added, "We generated improved year-over-year revenue and Adjusted EBITDA, up 23% and 62%, respectively. The significant year-over-year improvement is primarily due to increased Bowen Basin activity in Australia, strong turnaround activity in the Canadian oil sands and the contribution from our newly-expanded Sitka Lodge supporting LNG activity in British Columbia. This improvement was partially offset by lower occupancy and decreased drilling and completion activity in the U.S."

Mr. Dodson concluded, “We are encouraged by the Company's achievements this quarter and we will continue to focus on operational execution, revenue diversification, free cash flow generation, deleveraging our balance sheet and winning new work as opportunities present themselves."

Third Quarter 2019 Results
In the third quarter of 2019, Civeo generated revenues of $148.2 million and reported net income of $4.5 million, or $0.02 per diluted share. During the third quarter of 2019, Civeo produced operating cash flow of $23.6 million, Adjusted EBITDA of $36.2 million and free cash flow of $20.3 million.
Overall, the third quarter of 2019 outperformed the third quarter of 2018 due to stronger results in Canada and Australia coupled with a reduction in SG&A in part related to $2.0 million in professional fees incurred in 2018.
By comparison, in the third quarter of 2018, Civeo generated revenues of $120.5 million and reported a net loss of $14.3 million, or $0.09 per diluted share, which included roughly $2.0 million in professional fees. During the third quarter of 2018, Civeo generated operating cash flow of $11.9 million, Adjusted EBITDA of $22.4 million and free cash flow of $9.8 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta Lodge Ltd. ("Noralta") and Action. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2019 to the results for the third quarter of 2018.)
Canada
During the third quarter of 2019, the Canadian segment generated revenues of $91.1 million, operating income of $2.9 million and Adjusted EBITDA of $25.0 million, compared to revenues of $76.8 million, operating loss of $7.6 million and Adjusted EBITDA of $16.0 million in the third quarter of 2018. The third quarter of 2019 results reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $1.0 million and $0.3 million, respectively.
On a constant currency basis, the Canadian segment experienced a 20% period-over-period increase in revenues driven by a 7% year-over-year increase in billed rooms related to oil sands maintenance and turnaround activity and the contribution from the newly expanded Sitka Lodge serving LNG activity. Adjusted EBITDA for the Canadian segment increased 56% year-over-year with the higher lodge occupancy and related operating leverage.

Australia
During the third quarter of 2019, the Australian segment generated revenues of $47.7 million, operating income of $4.7 million and Adjusted EBITDA of $17.2 million, compared to revenues of $31.1 million, operating income of $0.5 million and Adjusted EBITDA of $12.4 million in the third quarter of 2018. The third quarter of 2019 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.2 million and $1.0 million, respectively.
On a constant currency basis, the Australian segment experienced a 61% period-over-period increase in revenues primarily driven by contributions from the acquisition of Action Catering. Australian village occupancy increased year-over-year with billed rooms up 15% primarily due to continued improvement in metallurgical coal activity across the Bowen Basin. Adjusted EBITDA from the Australian segment increased 38% year-over-year due to higher village occupancy coupled with contributions from the recent acquisition of Action Catering. The Australian revenues in the third quarter of 2019 increased more year-over-year than the Australian Adjusted EBITDA did due to the acquisition of Action Catering and the inherent lower margins in the service-only business model.
Civeo today announced that it has been awarded two contract extensions in Australia to provide rooms and hospitality services from the Company's Dysart and Coppabella accommodation facilities in Australia. The contracts are expected to generate a combined A$37 million during their respective terms. The details are as follows:

•
A contract extension from BHP Mitsubishi Alliance Coal Operations Pty Ltd (“BMA”) at Civeo’s existing Dysart accommodation facility that will generate approximately A$27 million in contracted revenues from 2019 to 2021. Civeo will continue to provide rooms and hospitality services at Dysart to BMA for an additional two years through September 2021. As part of the extension agreement, the “take-or-pay” committed rooms will increase from 280 rooms to 480 rooms.

•
A contract extension from a major coal producer at Civeo’s existing Coppabella accommodation facility that will generate approximately A$10 million in contracted revenues over 2019-2022. Civeo will continue to provide rooms and hospitality services at Coppabella to this producer for an additional 30 months through August 2022.

U.S.
The U.S. segment generated revenues of $9.3 million, operating loss of $2.2 million and Adjusted EBITDA of $0.3 million in the third quarter of 2019, compared to revenues of $12.6 million, operating loss of $1.3 million and Adjusted EBITDA of $2.4 million in the third quarter of 2018. Revenues and Adjusted EBITDA declined year-over-year primarily due to lower drilling and completion activity driving lower occupancy in the U.S. lodges, partially offset by improvement in the Company's wellsite business.
Income Taxes
Civeo recognized an income tax benefit of $6.6 million, which resulted in an effective tax rate of 421.4%, in the third quarter of 2019. The effective tax rate for the three months ended September 30, 2019 was impacted by a tax benefit of $3.0 million related to a reduction in the Alberta, Canada income tax rate as well as a $2.1 million tax benefit related to the change in the valuation allowance in Australia resulting from the acquisition of Action.
During the third quarter of 2018, Civeo recognized an income tax benefit of $5.3 million, which resulted in an effective tax rate of 28%.
Financial Condition
As of September 30, 2019, Civeo had total liquidity of approximately $88.0 million, consisting of $79.9 million available under its revolving credit facilities and $8.1 million of cash on hand.
Civeo’s total debt outstanding on September 30, 2019 was $393.5 million, a $11.8 million decrease since June 30, 2019.
Civeo recently announced the completion of an amendment and extension to its entire credit agreement. Among other things, the amended credit facility extends the maturity date of both (1) the revolving commitments and (2) term loan commitments for the majority of lenders by twelve months to November 30, 2021; adjusts the permitted level of Civeo’s leverage ratio to a maximum of 4.25x for the third quarter of 2019, 4.00x in the fourth quarter of 2019, 3.75x in the first, second and third quarter of 2020 and 3.50x in the fourth quarter of 2020 and thereafter; and increases the total commitment by approximately $24 million through the addition of a new lender.
During the third quarter of 2019, Civeo invested $4.3 million in capital expenditures, up from $2.7 million during the third quarter of 2018.
Fourth Quarter and Full Year 2019 Guidance
For the fourth quarter of 2019, Civeo expects Adjusted EBITDA of $19.5 million to $23.5 million and for the full year of 2019, Civeo is increasing Adjusted EBITDA guidance to a range of $98.0 million to $102.0 million. The Company is lowering its full year 2019 capital expenditure guidance to a range of $33 million to $37 million.
Conference Call
Civeo will host a conference call to discuss its third quarter 2019 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 239-9838 in the United States or (323) 794-2551 internationally and using the conference ID 7512562#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 7512562#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 30 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 31,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements in this news release include the statements regarding Civeo’s future plans, priorities, contracted revenues and borrowing needs; growth opportunities and ability to adapt to market conditions; expectations about activity, market demand and commodity price environment in 2019; expected benefits of the contract extensions from two major Australian customers and fourth quarter and full year 2019 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the acquisition of Action Catering, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$148,163	$120,491	$378,866	$352,172

Costs and expenses:
Cost of sales and services	99,480	82,227	264,350	249,383
Selling, general and administrative expenses	14,334	16,854	42,960	55,189
Depreciation and amortization expense	31,196	34,468	92,974	99,502
Impairment expense	—	—	5,546	28,661
Other operating expense (income)	277	(163)	109	348
	145,287	133,386	405,939	433,083
Operating income (loss)	2,876	(12,895)	(27,073)	(80,911)

Interest expense	(7,315)	(6,404)	(20,670)	(19,329)
Loss on extinguishment of debt	—	—	—	(748)
Interest income	17	16	66	92
Other income	2,849	412	6,882	2,923
Loss before income taxes	(1,573)	(18,871)	(40,795)	(97,973)
Income tax benefit	6,629	5,330	13,963	29,386
Net income (loss)	5,056	(13,541)	(26,832)	(68,587)
Less: Net income attributable to noncontrolling interest	60	97	60	341
Net income (loss) attributable to Civeo Corporation	4,996	(13,638)	(26,892)	(68,928)
Less: Dividends attributable to Class A preferred shares	464	612	1,384	49,100
Net income (loss) attributable to Civeo common shareholders	$4,532	$(14,250)	$(28,276)	$(118,028)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$0.02	$(0.09)	$(0.17)	$(0.76)
Diluted	$0.02	$(0.09)	$(0.17)	$(0.76)

Weighted average number of common shares outstanding:
Basic	167,640	165,855	166,842	154,411
Diluted	167,642	165,855	166,842	154,411

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2019	December 31, 2018
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$8,072	$12,372
Accounts receivable, net	106,792	70,223
Inventories	6,823	4,313
Assets held for sale	8,132	10,297
Prepaid expenses and other current assets	14,376	10,592
Total current assets	144,195	107,797

Property, plant and equipment, net	599,950	658,905
Goodwill, net	128,077	114,207
Other intangible assets, net	111,888	119,409
Operating lease right-of-use assets	25,034	—
Other noncurrent assets	1,679	1,359
Total assets	$1,010,823	$1,001,677

Current liabilities:
Accounts payable	$35,266	$28,334
Accrued liabilities	19,355	15,956
Income taxes	910	310
Current portion of long-term debt	34,372	33,329
Deferred revenue	4,442	3,035
Other current liabilities	9,098	5,719
Total current liabilities	103,443	86,683

Long-term debt	356,704	342,908
Deferred income taxes	6,085	18,442
Operating lease liabilities	20,992	—
Other noncurrent liabilities	18,081	18,220
Total liabilities	505,305	466,253

Shareholders' equity:
Preferred shares	57,664	56,280
Common shares	—	—
Additional paid-in capital	1,569,734	1,562,133
Accumulated deficit	(739,526)	(710,551)
Treasury stock	(5,472)	(1,189)
Accumulated other comprehensive loss	(376,882)	(371,249)
Total Civeo Corporation shareholders' equity	505,518	535,424
Noncontrolling interest	—	—
Total shareholders' equity	505,518	535,424
Total liabilities and shareholders' equity	$1,010,823	$1,001,677

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(26,832)	$(68,587)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	92,974	99,502
Impairment charges	5,546	28,661
Loss on extinguishment of debt	—	748
Deferred income tax benefit	(14,732)	(29,272)
Non-cash compensation charge	7,601	7,804
Gains on disposals of assets	(4,095)	(2,714)
Provision for loss on receivables, net of recoveries	(39)	(106)
Other, net	2,530	3,959
Changes in operating assets and liabilities:
Accounts receivable	(30,227)	89
Inventories	(1,175)	1,342
Accounts payable and accrued liabilities	4,958	(10,787)
Taxes payable	345	939
Other current and noncurrent assets and liabilities, net	(3,328)	(5,716)
Net cash flows provided by operating activities	33,526	25,862

Cash flows from investing activities:
Capital expenditures	(25,517)	(8,666)
Payments related to acquisitions, net of cash acquired	(16,439)	(181,589)
Proceeds from disposition of property, plant and equipment	5,482	4,038
Other, net	1,762	111
Net cash flows used in investing activities	(34,712)	(186,106)

Cash flows from financing activities:
Term loan repayments	(26,085)	(18,177)
Revolving credit borrowings (repayments), net	29,548	155,410
Debt issuance costs	(1,950)	(2,742)
Taxes paid on vested shares	(4,283)	(632)
Net cash flows provided by (used in) financing activities	(2,770)	133,859

Effect of exchange rate changes on cash	(344)	(1,722)
Net change in cash and cash equivalents	(4,300)	(28,107)

Cash and cash equivalents, beginning of period	12,372	32,647
Cash and cash equivalents, end of period	$8,072	$4,540

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Canada	$91,071	$76,753	$235,943	$226,661
Australia	47,743	31,090	107,160	89,542
United States	9,349	12,648	35,763	35,969
Total revenues	$148,163	$120,491	$378,866	$352,172

EBITDA (1)
Canada	$24,955	$15,620	$51,434	$11,527
Australia	17,915	12,426	34,308	33,062
United States	252	2,414	5,634	3,658
Corporate and eliminations	(6,261)	(8,572)	(18,653)	(27,074)
Total EBITDA	$36,861	$21,888	$72,723	$21,173

Adjusted EBITDA (1)
Canada	$24,955	$16,020	$51,434	$42,503
Australia	17,207	12,426	40,070	33,062
United States	252	2,414	5,634	3,658
Corporate and eliminations	(6,261)	(8,508)	(18,653)	(22,348)
Total adjusted EBITDA	$36,153	$22,352	$78,485	$56,875

Operating income (loss)
Canada	$2,919	$(7,603)	$(14,437)	$(55,342)
Australia	4,662	472	(1,302)	(3,793)
United States	(2,167)	(1,349)	(4,484)	(6,445)
Corporate and eliminations	(2,538)	(4,415)	(6,850)	(15,331)
Total operating income (loss)	$2,876	$(12,895)	$(27,073)	$(80,911)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

EBITDA (1)	$36,861	$21,888	$72,723	$21,173
Adjusted EBITDA (1)	$36,153	$22,352	$78,485	$56,875
Free Cash Flow (2)	$20,291	$9,762	$13,491	$21,234

(1)
The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisitions of Noralta and Action. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income (loss) attributable to Civeo Corporation	$4,996	$(13,638)	$(26,892)	$(68,928)
Income tax benefit	(6,629)	(5,330)	(13,963)	(29,386)
Depreciation and amortization	31,196	34,468	92,974	99,502
Interest income	(17)	(16)	(66)	(92)
Loss on extinguishment of debt	—	—	—	748
Interest expense	7,315	6,404	20,670	19,329
EBITDA	$36,861	$21,888	$72,723	$21,173
Adjustments to EBITDA
Impairment expense (a)	—	—	5,546	28,661
Noralta transaction costs (b)	—	464	—	7,041
Australia ARO adjustment (c)	(924)	—	—	—
Action transaction costs (d)	216	—	216	—
Adjusted EBITDA	$36,153	$22,352	$78,485	$56,875

(a)
Relates to asset impairments recorded in the second quarter 2019 and the first quarter 2018. In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.03 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

In the first quarter 2018, we recorded a pre-tax loss related to the impairment of assets in Canada of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b)
Relates to costs incurred associated with Civeo's acquisition of Noralta. For the nine month period ended September 30, 2018, the $7.0 million of costs ($6.3 million after-tax, or $0.04, per diluted shares), are reflected in the Canada ($2.3 million) and Corporate and eliminations ($4.7 million) reportable segments and are included in Costs of sales and services ($0.4 million) and Selling, general and administrative expenses ($6.7 million) on the unaudited statements of operations. During the third quarter 2018, the $0.5 million of costs ($0.4 million after-tax, or $0.00, per diluted share), are reflected in the Canada ($0.4 million) and Corporate and eliminations ($0.1 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($0.3 million) on the unaudited statements of operations.

(c)
As noted above, during the second quarter of 2019, we identified a future liability related to an ARO at one of our villages in Australia that should have been recorded in 2011. The correction included a $0.9 million ($0.9 million after-tax, or $0.01 per diluted share) adjustment, which was included in Cost of sales and services on the unaudited statements of operations during the second quarter of 2019. This amount represented the prior period impact of this correction.

In the third quarter 2019, we sold the village in Australia with the ARO noted above. The ARO was assumed by the purchaser. Accordingly, the ARO liability was released and a gain on sale was recognized. As the $0.9 million adjustment in the second quarter 2019 was not included in Adjusted EBITDA, we have added back the corresponding release of the liability. The impact of the adjustment for the three month period ended September 30, 2019 totals $0.9 million ($0.9 million after tax, or $0.01 per diluted share), and is included in Other income on the unaudited statement of operations, resulting in a net impact of zero for the nine months ended September 30, 2019.

(d)
Relates to costs incurred associated with Civeo's acquisition of Action. For the three and nine month periods ended September 30, 2019, the $0.2 million of costs ($0.2 million after-tax, or $0.00, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2)
The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net Cash Flows Provided by Operating Activities	$23,566	$11,885	$33,526	$25,862
Capital expenditures, including capitalized interest	(4,309)	(2,723)	(25,517)	(8,666)
Proceeds from disposition of property, plant and equipment	1,034	600	5,482	4,038
Free Cash Flow	$20,291	$9,762	$13,491	$21,234

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Three Months Ending December 31, 2019		Year Ending December 31, 2019
EBITDA Range (1)	$19.5	$23.5	$92.3	$96.3
Adjusted EBITDA Range (1)	$19.5	$23.5	$98.0	$102.0

(1)
The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Three Months Ending December 31, 2019		Year Ending December 31, 2019
	(estimated)		(estimated)

Net loss	$(13.5)	$(10.5)	$(40.4)	$(37.4)
Income tax provision (benefit)	(4.0)	(3.0)	(18.0)	(17.0)
Depreciation and amortization	30.0	30.0	123.0	123.0
Interest expense	7.0	7.0	27.7	27.7
EBITDA	$19.5	$23.5	$92.3	$96.3
Adjustments to EBITDA
Impairment expense (a)	—	—	5.5	5.5
Action transaction costs (b)	—	—	0.2	0.2
Adjusted EBITDA	$19.5	$23.5	$98.0	$102.0

(a)	Relates to asset impairments recorded in the second quarter 2019 in Australia.

(b)	Relates to costs incurred associated with Civeo's acquisition of Action.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$79,939	$72,991	$203,774	$204,258
Mobile facility rental revenue (2)	3,048	135	5,648	10,036
Food and other services revenue (3)	8,084	3,627	25,507	11,082
Manufacturing revenue (4)	—	—	1,014	1,285
Total Canadian revenues	$91,071	$76,753	$235,943	$226,661

Costs
Accommodation cost	$49,377	$48,394	$137,140	$139,052
Mobile facility rental cost	2,059	834	4,735	10,438
Food and other services cost	7,319	3,624	23,620	10,321
Manufacturing cost	150	229	1,007	1,672
Indirect other cost	3,372	3,738	9,698	10,789
Total Canadian cost of sales and services	$62,277	$56,819	$176,200	$172,272

Average daily rates (5)	$91	$89	$91	$88

Billed rooms (6)	875,891	816,295	2,241,510	2,320,012

Canadian dollar to U.S. dollar	$0.757	$0.765	$0.752	$0.777

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$33,056	$30,679	$92,473	$88,343
Food and other services revenue (3)	14,687	411	14,687	1,199
Total Australian revenues	$47,743	$31,090	$107,160	$89,542

Costs
Accommodation cost	$14,954	$14,199	$44,816	$42,942
Food and other services cost	12,807	365	12,807	1,025
Indirect other cost	903	643	2,095	1,922
Total Australian cost of sales and services	$28,664	$15,207	$59,718	$45,889

Average daily rates (5)	$73	$77	$74	$79

Billed rooms (6)	454,859	396,747	1,253,856	1,114,695

Australian dollar to U.S. dollar	$0.686	$0.731	$0.699	$0.758

(1)	Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.

(2)	Includes revenues related to mobile camps for the periods presented.

(3)	Includes revenues related to food service, laundry and water and wastewater treatment services for the periods presented.

(4)	Includes revenues related to modular construction and offshore manufacturing services for the periods presented.

(5)	Average daily rate is based on billed rooms and accommodation revenue.

(6)	Billed rooms represents total billed days for the periods presented.

CONTACTS:

Frank C. Steininger
Civeo Corporation
Executive Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140